                                                                   EXHIBIT 11.1



The numerators and denominators of basic and diluted earnings per share are as follows:

                                                                 10/5/94 (DATE
                                                                 OF INCEPTION)
                                      1998          1997          TO 12/31/98
                                    ----------    -----------    -------------
Numerator - net loss                  (266,500)   $   -          $    (298,500)
                                    ==========    ===========    =============
Denominator - weighted average
  number of shares outstanding         735,300        375,000          547,900
                                    ==========    ===========    =============

At December 31, 1998, the Company had no potential common shares that would have had a dilutive effect.